QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.1

GOLDEN MINERALS COMPANY
2009 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

        This Restricted Stock Award Agreement (the "Award Agreement"), is made as of the                         day of                                    , 20            (the "Grant Date"), between Golden Minerals Company, a Delaware corporation (the "Company"), and                                    (the "Participant").

RECITAL

        The Company desires to encourage and enable the Participant to acquire a proprietary interest in the Company through the ownership of the Company's common stock, $0.01 par value ("Common Stock"), pursuant to the terms and conditions of the Golden Minerals Company 2009 Equity Incentive Plan (the "Plan") and this Award Agreement. Such ownership will provide the Participant with a more direct stake in the future of the Company and encourage the Participant to remain with the Company and/or its Affiliates, as applicable.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

        1.     Grant of Restricted Stock.

          1.1   The Company hereby grants to the Participant                                    shares of restricted Common Stock (the "Restricted Shares") on the terms and conditions set forth in this Award Agreement.

          1.2   The Participant's rights with respect to the Restricted Shares shall remain forfeitable at all times prior to the dates set forth below (each a "Lapse Date"):

Number of Shares	Lapse Date

        2.     Rights of Participant.

          2.1   Except as provided in Section 2.2, Section 6 and otherwise in this Award Agreement, the Participant shall be entitled, at all times on and after the Grant Date, to exercise all rights, powers and privileges of a stockholder with respect to the Restricted Shares (whether or not the restrictions thereon shall have lapsed), other than those Restricted Shares which have been forfeited pursuant to Section 3.3 hereof.

          2.2   Prior to the earlier of the applicable Lapse Date or the Accelerated Lapse Date (as defined in Section 3.1), the Participant shall not be entitled to transfer, sell, pledge, encumber, hypothecate or assign any Restricted Shares for which a Lapse Date or Accelerated Lapse Date have not occurred (collectively, the "Transfer Restrictions").

        3.     Lapse of Restrictions.

          3.1   The Transfer Restrictions and all other restrictions with respect to the Restricted Shares shall lapse, and such Restricted Shares shall become fully nonforfeitable as set forth below:

            (a)   Provided the Participant continues in Continuous Service from the date hereof until the applicable Lapse Date, on each Lapse Date the number of Restricted Shares set forth in Section 1.2 opposite such Lapse Date shall vest and become fully nonforfeitable;

            (b)   Provided the Participant continues in Continuous Service from the date hereof until the Accelerated Lapse Date (as defined below), all Restricted Shares granted hereunder shall vest and become fully nonforfeitable on the Accelerated Lapse Date.

          3.2   "Accelerated Lapse Date" shall mean the date of termination of Participant's Continuous Service (i) by the Company for reasons other than cause, as determined by the Board in its discretion, (ii) as the result of the Participant's death, Disability or Retirement, or (iii) in anticipation or as the result of a Change in Control as provided in Section 4.

          3.3   Upon the termination of the Participant's Continuous Service prior to any Lapse Date, other than a termination which qualifies as an Accelerated Lapse Date, the Restricted Shares with respect to which no Lapse Date has occurred shall be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company, and neither the Participant nor his or her heirs, executors, administrators or successors shall have any right or interest in such Restricted Shares.

        4.     Change of Control.

          4.1   Upon the occurrence of a Change of Control, the Transfer Restrictions and all other restrictions shall lapse with respect to all of the Restricted Shares, all Restricted Shares shall become fully nonforfeitable, and the Board shall have the power and discretion to provide for modification of this award of Restricted Shares in accordance with the Plan. The provisions of this Section 4 shall not apply to any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

          4.2   For the purpose of the Restricted Shares awarded pursuant to this Agreement, the term "Change of Control" shall mean the first to occur of the following: (A) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding voting securities (other than (i) the Company, (ii) any subsidiary of the Company, or (iii) one or more employee benefit plans maintained by the Company); (B) three or more Directors of the Company, whose election or nomination for election is not approved by a majority of the applicable Incumbent Board, are elected within any single twelve month period to serve on the Board; (C) members of the applicable Incumbent Board cease to constitute a majority of the Board; (D) the consummation of a merger or consolidation of the Company with or into any other corporation or entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the outstanding voting securities of the surviving entity (or its parent) following the consolidation, merger or reorganization or (E) the consummation of a sale, lease or other disposition of all or substantially all of the assets of the Company. For purposes of this definition, the terms "person" and "beneficial owner" shall have the meanings set forth in Section 13(d) and Rule 13d-3, respectively, of the Securities Exchange Act of 1934, as amended, and in the regulations promulgated thereunder. For purposes of this definition, "Incumbent Board" means (i) members of the Board of Directors of the Company as of the date hereof, to the extent that they continue to serve as members of the Board, and (ii) any individual who becomes a member of the Board after the date hereof, if such individual's election or nomination for election as a Director was approved by a vote of at least 75% of the then applicable Incumbent Board.

        5.     Escrow and Delivery of Shares.

          5.1   Certificates representing the Restricted Shares shall be issued in the name of the Participant and held by the Company in escrow and shall remain in the custody of the Company until (i) their delivery to the Participant or his or her estate as set forth in Section 5.2, or (ii) their forfeiture and transfer to the Company as set forth in Section 3.3.

          5.2   (a) Subject to Section 5.2(b), certificates representing the Restricted Shares which have become nonforfeitable shall be delivered to the Participant as soon as practicable following each Lapse Date or Accelerated Lapse Date, provided that the Participant has satisfied all applicable tax withholding requirements with respect to the Restricted Shares.

            (b) If the Accelerated Lapse Date occurs as a result of the Participant's death, certificates representing the Restricted Shares shall be delivered to the Participant's estate as soon as practicable following the Company's receipt of an official death certificate or other evidence of death acceptable to the Company, provided that the Participant's estate has satisfied all applicable tax withholding requirements with respect to the Restricted Shares.

        6.     Dividends; Voting Rights.

          6.1   All dividends declared and paid by the Company on Restricted Shares shall be held by the Company in escrow for the account of the Participant. Dividends so held shall not bear interest. Upon the earlier of a Lapse Date or the Accelerated Lapse Date, the dividends in respect of the Restricted Shares which have become nonforfeitable shall be paid to the Participant or his or her estate, as the case may be. Upon the forfeiture of the Restricted Shares pursuant to Section 3.3, all related dividends shall also be forfeited.

          6.2   The Participant shall not have the right to vote any Restricted Shares until the restrictions have lapsed with respect to such Restricted Shares and such Restricted Shares have become nonforfeitable.

        7.    No Right to Continued Employment.    Nothing in this Award Agreement or the Plan shall be interpreted or construed to confer upon the Participant any right with respect to continued employment by the Company or any of its Affiliates, nor shall this Award Agreement or the Plan interfere in any way with the right of the Company or any Affiliate to terminate the Participant's employment at any time.

        8.    Adjustments Upon Recapitalization.    If, by reason of a recapitalization or other change in corporate or capital structure, the Participant shall be entitled to new, additional or different shares of stock or securities of the Company or any successor Company or entity or other property pursuant to the Plan, such new, additional or different shares or other property shall thereupon be subject to all of the conditions and restrictions which were applicable to the Restricted Shares immediately prior to such recapitalization or other change in corporate or capital structure.

        9.     Withholding of Taxes.

          9.1   The Company shall have the right to require the Participant or the Participant's beneficiaries or legal representatives to remit to the Company an amount equal to the applicable foreign, federal, state and local income taxes and other amounts required by law to be withheld (the "Withholding Taxes"). Whenever payments under the Plan or this Award Agreement are to be made to the Participant in cash, such payments shall be net of any amounts sufficient to satisfy all applicable taxes, including without limitation, all Withholding Taxes concerning such payments. The Board may, in its sole discretion, permit the Participant to satisfy the withholding obligation either by (i) surrendering shares of Common Stock owned by the Participant or (ii) having the Company withhold shares from the Restricted Shares otherwise deliverable to the Participant. Restricted Shares surrendered or withheld shall be valued at their Fair Market Value as of the date on which income is required to be recognized for income tax purposes.

          9.2   If the Participant makes an election under Section 83(b) of the Code with respect to the grant of Restricted Shares, the grant of the Restricted Shares shall be conditioned upon the prompt payment by the Participant to the Company of Withholding Taxes due in connection with such election. If the Participant does not make an election under Section 83(b) of the Code with respect to the grant of Restricted Shares, the Participant shall pay to the Company the Withholding Taxes upon each Lapse Date or the Accelerated Lapse Date. The delivery of the Restricted Shares and related dividends shall be conditioned upon the prior payment of the applicable Withholding Taxes.

        10.    Modification of Award Agreement.    Except as set forth in the Plan and in this Award Agreement, this Award Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

        11.    Severability.    Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Award Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

        12.    Governing Law.    This Award Agreement and all rights arising hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

        13.    Successors in Interest.    This Award Agreement shall inure to the benefit of and be binding upon any successor to the Company and upon the Participant's heirs, executors, administrators and successors.

        14.    Interpretation.    This Award Agreement shall be construed in accordance with, and subject to, the terms of the Plan. For purposes of this Award Agreement, all capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

GOLDEN MINERALS COMPANY
By:	Name: Title:
PARTICIPANT
Name:

QuickLinks

  EXHIBIT 10.1
GOLDEN MINERALS COMPANY 2009 EQUITY INCENTIVE PLAN RESTRICTED STOCK AWARD AGREEMENT